Exhibit 10.2

PERSHING GOLD CORPORATION

RESTRICTED STOCK UNIT GRANT AGREEMENT

This Restricted Stock Unit Grant Agreement (this “Agreement”), dated June 28, 2015 (the “Effective Date”), is entered into by and between PERSHING GOLD CORPORATION (the “Corporation”) and Stephen D. Alfers (“Participant”).

RECITALS

A. The Board has adopted, and the stockholders have approved, the Pershing Gold Corporation 2013 Equity Incentive Plan (the “Plan”);

B. The Plan provides for awards of restricted stock units to eligible participants as determined by the Administrator;

C. The Administrator has determined that Participant is a person eligible to receive an award of restricted stock units under the Plan and has determined that it would be in the best interest of the Corporation to grant the restricted stock units provided for herein; and

D. This Agreement is being entered into by Participant and the Corporation in connection with an amendment and restatement of Participant’s Executive Employment Agreement dated February 9, 2012, as amended (the employment contract, as amended from time to time, being the “Employment Agreement”).

AGREEMENT

1. Grant of Restricted Stock Units.

(a) Initial Award. Participant is hereby awarded on the Effective Date, subject to the conditions of the Plan and this Agreement, three hundred thousand (300,000) restricted stock units (the “Initial Restricted Stock Units”). The Initial Restricted Stock Units are contingently vested on the Effective Date, subject to the occurrence of one of the final vesting events set forth in Section 3, below. For purposes of this Agreement, restricted stock units that are contingently vested subject only to the occurrence of the final vesting events set forth in Section 3, below shall be referred to as “Contingently Vested Units.” Restricted stock units that are fully vested shall be referred to as “Fully Vested Units.”

(b) Performance-Vested Award. Participant is hereby awarded on the Effective Date, subject to the conditions of the Plan and this Agreement, an additional four hundred thousand (400,000) restricted stock units (the “Incentive Restricted Stock Units” and, together with the Initial Restricted Stock Units, the “Granted Units”). The Incentive Restricted Stock Units shall become Fully Vested Units upon attainment of the performance-based vesting milestones set forth in Section 2.

(c) Notional Value. Each Fully Vested Unit represents the right to receive one share of the Corporation’s common stock, $0.0001 per share (the “Common Stock”) at the time(s) and subject to the terms and conditions set forth herein.

(d) Plan Incorporated. Participant acknowledges receipt of a copy of the Plan, and agrees that this award of Restricted Stock Units shall be subject to all of the terms and conditions set forth in the Plan, as the Plan may be amended from time to time. The Plan is incorporated herein by reference as a part of this Agreement. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

2. Vesting Conditions for Incentive Restricted Stock Units. The Incentive Restricted Stock Units shall become Fully Vested Units in the amounts set forth below upon satisfaction of the following conditions on or before the termination of Executive’s employment with the Company:

(a) Sixty thousand (60,000) Incentive Restricted Stock Units shall become Fully Vested Units upon the execution of a definitive agreement between the Corporation and Newmont Mining Corporation concerning exploration of the Pershing Pass properties;

(b) Sixty thousand (60,000) Incentive Restricted Stock Units shall become Fully Vested Units upon completion and publication of an updated resource calculation compliant with 43-101 (a “Resource Report”) with respect to the Corporation’s properties that reflects 1,000,000 or more total measured, indicated and inferred gold and gold equivalent ounces;

(c) One hundred twenty thousand (120,000) Incentive Restricted Stock Units shall become Fully Vested Units upon completion of a third-party positive economic assessment (“PEA”) relating to the Corporation’s Relief Canyon property that reflects an after-tax internal rate of return on the Corporation’s capital equal to or in excess of 25% (based on net present value using a 5% discount rate and assuming the price of gold is $1,200 per ounce);

(d) One hundred sixty thousand (160,000) Incentive Restricted Stock Units shall become Fully Vested Units upon the consummation of a “Significant Acquisition” by the Corporation, meaning an acquisition by the Corporation (whether by merger, stock acquisition or exchange, asset acquisition or other similar transactions) involving total cash and/or stock consideration in excess of $50,000,000, which does not result in a “Change in Control” (as such term in defined in the Plan) of the Corporation; and

(e) Notwithstanding anything to the contrary in the foregoing, in the event of a “Change in Control” (as such term is defined in the Plan) of the Corporation, all Incentive Restricted Stock Units shall become Fully Vested Units.

3. Final Vesting Events. Contingently Vested Units shall become Fully Vested Units as a result of the first to occur of the following (such event being the “Final Vesting Event” with respect to such Contingently Vested Units):

(a) Employment through the Employment Term End Date. If Participant remains employed by the Corporation continuously from the Effective Date through December 31, 2018 (the “Employment Term End Date”), all Contingently Vested Units shall become Fully Vested Units on the Employment Term End Date; or

(b) Certain Terminations of Employment. If Participant’s employment is terminated by the Company prior to the Employment Term End Date other than for “Cause” (as defined in the Employment Agreement), or if Participant resigns prior to the Employment Term End Date for “Good Reason” (as defined in the Employment Agreement), or if Participant’s employment is terminated as a result of his death or Disability (as defined in the Employment Agreement), all Contingently Vested Units shall become Fully Vested Units immediately prior to the Participant’s termination. For avoidance of doubt, in the event Participant voluntary terminates employment without “Good Reason” (as defined in the Employment Agreement), all Contingently Vested Shares shall be forfeited pursuant to Section 4, below; or

(c) Change of Control. In the event of a “Change in Control” (as such term is defined in the Plan) of the Corporation, all Contingently Vested Units shall become Fully Vested Units immediately prior to the Change in Control.

4. Forfeiture of Granted Units. Upon Participant’s termination of employment for any reason, any Granted Units that are not then Fully Vested Units or that do not become Fully Vested Units as a result of such termination pursuant to Section 3(b), above, shall be forfeited and shall thereafter cease to be outstanding.

5. Settlement of Fully Vested Units.

(a) Initial Restricted Stock Units. The shares of Common Stock issuable in respect of Initial Restricted Stock Units that become Fully Vested Units shall be issued on or as soon as administratively practicable following the occurrence of the Final Vesting Event (but in no event later than March 15th of the year following the year in which the Final Vesting Event occurs).

(b) Incentive Restricted Stock Units. The shares of Common Stock issuable in respect of Incentive Restricted Stock Units that become Fully Vested Units shall be issued within 30 days following soonest to occur of: (i) Participant’s Separation from Service (as defined below), (ii) Participant’s death, (iii) December 31, 2018, or (iv) a 409A Change in Control (as defined below). Notwithstanding the foregoing, if and only if (A) the Incentive Restricted Stock Units provided hereunder are non-qualified deferred compensation subject to Code Section 409A, (B) Participant is a “specified employee” as defined for purposes of Code Section 409A, and (C) distribution would otherwise be made as a result of the Participant’s Separation from Service, then distribution shall be delayed until the sooner of (x) the date that is 6 months and one day following the date of such Separation from Service, (y) Participant’s death, or (z) such sooner date as may be permitted under Code Section 409A. For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Treasury Regulation Section 1.409A-1(h), and “409A Change in Control” shall mean a Change in Control (as defined in the Plan) that also qualified as a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5).

(c) Issuance of Certificates. On the payment date, the Corporation shall cause a stock certificate or certificates to be delivered to or on behalf of Participant for such number of shares equal to the number of Fully Vested Units held by the Participant on such date.

6. Limits on Transferability. Granted Units shall not be transferable except by will or the laws of descent and distribution or pursuant to a beneficiary designation, or as otherwise permitted by Section 5.7 of the Plan. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of Participant. Any purported assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of Granted Units that does not satisfy the requirements of this Agreement and the Plan shall be void and unenforceable against the Corporation.

7. Stockholder Rights. The Participant shall not have any stockholder rights, including voting or dividend rights, with respect to the shares of Common Stock subject to the Granted Units until such shares are issued.

8. Dividend Equivalent Rights. The Participant shall have dividend equivalent rights with respect to all Granted Units that become Fully Vested Units. Pursuant to such dividend equivalent rights, the Corporation shall establish an account or accounts for the Participant and reflect in that account any ordinary dividends paid with respect to shares of Common Stock underlying Participant’s Granted Units. The amounts credited to Participant’s account(s) shall be held without interest and shall be payable if the Granted Units to which they relate become Fully Vested Units (in which case they shall be paid at the same time as the Fully Vested Units to which they relate). In the event any Granted Units are forfeited, the related dividend equivalent amounts for such Granted Units shall also be forfeited.

9. Withholding. All amounts payable hereunder shall be subject to applicable federal, state and local income and employment tax withholdings. Notwithstanding anything herein to the contrary, the Company’s obligation to deliver shares of Common Stock in settlement of Fully Vested Units shall be subject to the Participant making (and the delivery of shares shall be delayed until the Participant actually makes) arrangements acceptable to the Company to satisfy all applicable tax withholdings.

10. Tax Consideration. The Corporation has advised Participant to seek Participant’s own tax and financial advice with regard to the federal and state tax considerations resulting from Participant’s receipt of Granted Units pursuant to this Agreement. Participant understands that the Corporation will report to appropriate taxing authorities the payment to Participant of compensation income upon the issuance of shares in respect of Fully Vested Units. Participant understands that he or she is solely responsible for the payment of all federal and state taxes resulting from the Granted Units.

11. Binding Effect. This Agreement shall bind Participant and the Corporation and their respective beneficiaries, survivors, executors, administrators and transferees.

12. No Guarantee of Continued Employment. This Agreement is not a contract for employment and nothing herein shall supersede or amend the terms of the Employment Agreement or imply that Participant has a right to continued employment with the Corporation.

13. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada without regard to conflict of law principles thereunder.

14. Conflicts and Interpretation. In the event of any conflict between this Agreement and the Plan, the Plan shall control.

15. Compliance with Law. Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of Common Stock may be postponed for such period as may be required to comply with any requirements under any law or regulation applicable to the issuance or delivery of such shares. The Corporation shall not be obligated to issue or deliver any shares of Common Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority

16. Amendment. The Corporation may modify, amend or waive the terms of the Granted Units award, prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of Participant without his or her consent, except as required by applicable law or stock exchange rules, tax rules or accounting rules. Prior to the effectiveness of any modification, amendment or waiver required by tax or accounting rules, the Corporation will provide notice to Participant and the opportunity for Participant to consult with the Corporation regarding such modification, amendment or waiver. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

17. Compliance with Code Section 409A. The Restricted Stock Units granted under this Agreement are intended to comply with or be exempt from the requirements of section 409A of the Internal Revenue Code, and this Agreement shall be interpreted and administered in a manner consistent with such intent. Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Participant in connection with the Restricted Stock Units granted hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold Participant harmless from any or all of such taxes or penalties.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Restricted Stock Unit Grant Agreement as of the date first written above.

PERSHING GOLD CORPORATION

By:
Name:
Title:

PARTICIPANT:

Stephen D. Alfers